UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 10, 2009

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756

(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard

Incline Village, Nevada 89451

(Address of principal executive offices, with zip code)

(775) 832-8500

(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On December 10, 2009, PDL BioPharma, Inc. (the “Company”) sent a letter to MedImmune stating that MedImmune is in breach of its obligations under its license agreement with the Company, canceling the license agreement between the two companies and revoking any licenses and rights granted therein.

On December 14, 2009, the Company filed a First Amended Answer, Defenses and Counterclaims (the “Amended Pleadings”) in the declaratory judgment of patent invalidity action filed by MedImmune. The Amended Pleadings allege that MedImmune breached the license agreement by (i) failing to pay all royalties due to the Company from the sale of Synagis, including sales by and through Abbott Laboratories, whom the Company believes is MedImmune’s exclusive sales representative for such sales outside the United States, and (ii) by demanding that the Company consent to conditions that are commercially unreasonable and contractually insupportable in order to permit the Company to exercise its right to conduct an audit of sales and revenue associated with Synagis. The Amended Pleadings also allege that, as a result of MedImmune’s breach of the license agreement and the Company’s cancelation thereof, MedImmune is infringing the Company’s U.S. Patent No. 6,180,370 by making, using, selling, offering for sale and/or importing Synagis into the United States and by having Synagis made, used, sold, offered for sale and/or imported into the United States. The Amended Pleadings request that the court award to the Company damages resulting from MedImmune’s breach of its license agreement with the Company, treble damages resulting from MedImmune’s infringement of the Company’s patent rights, attorney’s fees resulting from the Company’s pursuit of this action, and an injunction to prevent MedImmune from further acts of infringement. The Amended Pleadings also request a jury trial on all issues triable by jury.

The Company’s revenue guidance for 2009 includes $40.7 million from MedImmune in royalty income, about 12.7% of the Company’s total revenue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.

By:	/s/ CHRISTOPHER STONE
Christopher Stone
Vice President, General Counsel and Secretary

Dated: December 16, 2009